Exhibit 4.7

   FRAMEWORK AGREEMENT FOR MORTGAGE LOAN
    between

    Eldista GmbH, rue des Pierres-du-Niton 17, c/o INTEREXPERTS SA, 1207 Genève
   (hereinafter referred to as the “Borrower”)

    and

    CREDIT SUISSE AG

    Mailing address:                                P.O. Box 100, 8070 Zurich
    Contact address:                                Giesshübelstrasse 30, 8045 Zurich
    (the lender, hereinafter referred to as the “Bank”)

Amount of Credit Facility	CHF 85’000’000.00

The amount of the credit facility is reduced by the sum of the amortizations and other loan repayments made.

Utilization	The type and term of the loan are mutually agreed by the Borrower and the Bank within the scope of the available credit facility.

Such agreement is made without complying with any requirements as to form; an oral agreement, in particular, is sufficient to be binding. The agreement will be confirmed by the Bank in writing, but without a signature.

The maximum term of loan thereby shall not have an interest period exceeding 10 years.

Conditions for Utilization of the Credit Facility	This credit facility may not be used until all collateral has been legally established in favour of the Bank and the following documents have been received by the Bank:

● Due execution of the Framework Agreement.
● Due execution of the Deed of Assignment.
● Due execution of the Security Agreement for the pledge of mortgage notes.
● Receipt of board and shareholders resolution of the Borrower, giving the necessary authorizations for the entry into the Framework Agreement and the Security Agreements.

Repayment	Fixed-term loans must be repaid by the maturity date unless the Borrower has entered into a new agreement with the Bank at least two bank working days before the maturity date.

Amortization	The mortgage amortization shall be CHF 2’000’000.00 per year, payable quarterly, for the first time on 31.12.2018.

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Installments and method of payment as well as modifications to the amortization amount are mutually agreed. Such agreement is made without complying with any requirements as to form; an oral agreement, in particular, is sufficient to be binding.
It will be confirmed by the Bank in writing, but without a signature.

Interest rate
The interest rate of loans that do not have a fixed term is determined by the Bank. The interest rate is based on the prevailing conditions in the money and capital markets, the risk assessment of the Bank and the margin determined by the Bank. The Bank may at any time and with immediate effect adjust the interest rate to reflect changes in these elements.

The interest rate of fixed-term loans is mutually agreed by the Borrower and the Bank. Such agreement is made without complying with any requirements as to form. The interest rate for fixed-term loans is based on LIBOR (London Interbank Offered Rate) plus a margin of 0.75% per annum.

If the LIBOR rate is negative, a LIBOR rate of 0.00% will be used for the calculation.

If the currently valid capital requirements are increased through measures by authorities or provisions of law, the Bank reserves the right to pass on the additional borrowing costs that thereby result to the Borrower by increasing the interest rate.

Interest due dates	March 31, June 30, September 30, and December 31

Interest on arrears	If the Borrower does not pay the interest by the interest due date, an interest penalty of 2% above the agreed interest rate shall be paid on the amount in arrears as from the due date.

Interest payments and amortization payments
On the due date, interest payments and amortization payments shall be debited to an account with the Bank.

The Borrower undertakes to make the applicable amount available in this account on the due date.

Until all amounts have been paid, the bank shall retain the existing mortgage right in full.

Fee
The Bank may charge fees for reviewing, changing, monitoring and managing the credit facility and the individual loans as well as for extraordinary expenses. In such cases, the combined amount shall not exceed CHF 10’000.00 per calendar year.

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Mortgage collateral	-	CHF 81’666’000.00 first ranking bearer mortgage note, no prior ranking,

	-	CHF 41’959’000.00 third ranking bearer mortgage note, prior ranking CHF 82’523’922.00,

on business premises “CTN”, Ch. des Aulx 8-18, 1228 Plans-les-Ouates, land register Plans-les-Ouates, land register folio 11095 (hereinafter referred to as “CTN”).

Transfer of ownership by way of collateral in accordance with the “Security Agreement” (to be signed)

If collateral is provided for more than one claim, the Bank may decide at its discretion which claim(s) will be set off against sales proceeds or any other income derived from the collateral.

Further collateral
Deed of Assignment in favour of the Bank of any rent payments from the real estate property CTN, Ch. des Aulx 8-18, 1228 Plans-les-Ouates, covering the amount of interest and capital repayment (to be signed).

If collateral is provided for more than one claim, the Bank may decide at its discretion which claim(s) will be set off against sales proceeds or any other income derived from the collateral.

Termination of the framework agreement
This framework agreement may be terminated by either party at any time with immediate effect. Upon termination of the framework agreement, maturing loans are not renewed and no new loans will be granted. However, loans that were previously agreed will remain unaffected by the termination of this framework agreement until the end of their respective terms.

The termination of a loan granted under this framework agreement does not automatically result in the termination of the framework agreement.

Termination of individual loans Ordinary termination
Fixed-term loans granted under this framework agreement can not be terminated prior to maturity, unless otherwise agreed in writing. Loans that do not have a fixed term may be terminated at any time by either party subject to three months’ notice.

Extraordinary termination	The Bank reserves the right to terminate all loans granted under this agreement with immediate effect at any time if:
	-	the Borrower goes bankrupt or is granted a bankruptcy moratorium;
	-	the Bank has terminated all loans of OPCTN S.A., 6 Rue Jean Bertholet, LU-1233 Luxembourg under its separate Framework Agreement with the Bank based on the clause “Early Termination”;
-
the Borrower has breached any other obligation under this framework agreement and/or under any agreements based hereon and has failed or was unable to restore the proper contractual situation within 60 calendar days after written notice from the Bank;

	-	the Borrower is in arrears on interest payments or mortgage amortizations for more than 60 calendar days after they are due;

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	-	the mortgaged property is insufficiently insured against fire and damage caused by natural hazards;
	-	the value of the mortgaged property is significantly impaired, especially due to a casualty or insufficient maintenance;
	-	the use of the mortgaged property is materially altered without the Bank’s consent;
-
there has been a change in direct or indirect ownership/control in respect of the Borrower / holding company resulting in Optibase Ltd. owning less than 51% of the Borrower’s / holding company’s shares and/or resulting in an ownership structure which at the Bank’s sole discretion is not acceptable for the Bank;

	-	owing to default and/or maturity clauses, other loans or similar obligations, exceeding the total amount of CHF 1’000’000.00, entered into by the Borrower have been terminated early;
	-	in the bank’s view, asset and/or revenue situation of the Borrower has deteriorated significantly;

Transfer of ownership or forced sale	In the event of transfer of ownership or forced sale of the mortgaged property, all claims in connection with this framework agreement shall fall due for repayment on the date of transfer of ownership or on the date of the public auction, as applicable.

Statement of costs in the event of early termination of fixed-term loans
If any fixed-term loans granted under this framework agreement are terminated early, the Bank will credit or debit the Borrower with the interest gain or interest shortfall accrued thereon. This is calculated based on the difference between the contractual interest rate which applies at the time of termination and the interest rate that, in the Bank’s view, can be earned on an investment with the same residual term (i.e. date of termination to expiry of interest period of such loan/advance) on the money or capital markets at the time of termination, multiplied by the outstanding loan amount and the residual term. Any surplus in favor of the Borrower is set off against the fee for the Bank’s expenses described below.

In addition a flat fee of 0.1% of the loan amount, but not less than CHF 1’000.00, is owed for the Bank’s expenses.

By way of example:

Example 1

Early repayment of a loan of CHF 10mn (original term 2 years) with a reference rate of 3.0% (reference rate = internal funding rate) by the Borrower after 1 year and loan is reinvested by the Bank for residual term (1 year with a reinvestment rate of 2.5%). Interest is calculated in accordance with international conventions (actual number of days / 360).

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	(i)	Refinancing portion of early repayment result: 0.5% loss on CHF 10mn reinvestment (reference rate ./. reinvestment rate) for residual term of 1 year (CHF 10mn x 365/360 x 0.5%) equals CHF 50’694.44.
	(ii)	Early repayment processing flat fee of 0.1% of the loan amount: CHF 10mn x 0.1% equals CHF 10’000.00.
	(iii)	Total early repayment penalty: CHF 60’694.44.

Example 2

Early repayment of a flex rollover loan of CHF 10mn (product term 5 years) with an interest period of 3 months with a LIBOR rate of 1.0% by the Borrower after 1 month and loan is reinvested by the Bank for residual term (2 months a reinvestment rate of 0.5%). Interest is calculated in accordance with international conventions (actual number of days / 360).

	(i)	Refinancing portion of early repayment result: 0.5% loss on CHF 10mn reinvestment (LIBOR rate ./. reinvestment rate) for residual term of 2 months (CHF 10mn x 60/360 x 0.5%) equals CHF 8’333.33.
	(ii)	Early repayment processing flat fee of 0.1% of the loan amount: CHF 10mn x 0.1% equals CHF 10’000.00.
	(iii)	Total early repayment penalty: CHF 18’333.33.

As the exact early repayment penalty is calculated as the present value, so the individual payment flows are discounted, the above calculation is merely an approximation.

Insurance	The mortgaged property shall be adequately insured against fire and natural hazards.

Borrower’s affirmative obligations	●
Obligation to provide information
The Borrower is obliged to inform the Bank without delay of current business developments and significant changes in its management and in its direct and/or indirect ownership/control as well as other significant changes that could influence the Borrower’s financial situation.

In particular, the Borrower will submit the following documents to the Bank:

-	Annually:
	-	Balance sheet, profit and loss statement and the notes thereto, as well as the auditor’s report within four months of the financial year end
	-	Current tenant schedule including respective rent of the real estate property CTN within four months of the financial year end.

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Borrower’s Positive and Negative Obligations	●
The Borrower undertakes, to the extent permitted by law, to refrain from providing new or additional collateral exceeding the total amount of CHF 2’000’000.00 in favour of a third party to secure existing or future liabilities of the Borrower or a third party.

	●	The Borrower undertakes, to the extent permitted by law, to refrain from establishing additional mortgage notes on the real estate property “CTN”.
●
Distributions in form of dividends and/or shareholder loans are only permitted in line with the available yearly profit after amortisation of the loan and interest payments. Notwithstanding, the Borrower shall be permitted to distribute dividends and/or shareholder loans to OPCTN in order to allow OPCTN to make principal and interest payments on its loan from the Bank.

	●	The Borrower will undertake the necessary maintenance/investments to avoid any value reduction caused by insufficient investments into the property “CTN”.
	●	Loans to third parties (excluding shareholders) by the Borrower are not permitted.
●
The Borrower undertakes not to enter into any further credit or lease financing transactions without the written approval of the Bank. Notwithstanding the foregoing, the Borrower shall be permitted to enter credit or lease financing transactions with third parties provided that at no time the aggregate outstanding indebtedness to third parties exceeds CHF 2’000’000.00.

Credit Risk Hedging
In order for the Bank to directly or indirectly insure or hedge credit risk arising from this credit relationship or collateral underlying the credit, the Bank may, at any time, disclose data and information associated with the credit relationship and the credit risk evaluation required for buying credit protection or credit insurance from a third party. Such hedging and insurance transactions do not entail a transfer of all or any part of this credit relationship or its servicing to a third party.

Data and information may be disclosed to third parties in Switzerland or abroad, namely to hedging or insurance providers, such as banks, financial institutions, credit insurers, hedge funds or to other entities offering credit protection. In the context of such hedging transactions data and information may also be disclosed to other parties involved within the scope of such hedging or insurance transactions, such as rating agencies.

These third parties shall be obliged to keep such transferred data and information confidential and to handle it securely which is subject to the local legal and regulatory provisions governing secrecy and data protection obligations.

Additional agreements and special contractual terms	The Borrower will have all rent payments of the real estate property CTN made directly into an account at the Bank. In general, the Borrower undertakes to use the Bank for his account movements.

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The additional agreements that will be concluded or have already been concluded in accordance with the terms of this framework agreement and the agreed loan products (including the special contractual terms applicable to the individual loans) form an integral part of this framework agreement.

General conditions	The Bank’s “General Conditions including the Safe Custody Regulations” supplement this framework agreement.

Place of performance
The place of performance is the location of the Swiss branch of the Bank with which the Borrower has a contractual relationship. For borrowers whose present or future domicile is outside Switzerland, the place of performance is also the place of debt enforcement (“special domicile” as defined in Art. 50 par. 2 of the Federal Law on Debt Collection and Bankruptcy).

Applicable law and place of jurisdiction
This framework agreement and the agreements based on this framework agreement are subject to and shall be construed in accordance with Swiss law. The Borrower recognizes the exclusive jurisdiction of the courts of Zurich or of the location of the branch of the Bank with which the contractual relationship exists.

The Bank also has the right to bring legal action against the Borrower before any other competent court.

Relationship to existing agreements
This framework agreement replaces the loan agreement dated 12.11.2009, but shall not effect any novation of the Borrower’s existing credit obligations pursuant to Art. 116 of the Swiss Code of Obligations.

Issuance/Signing of Agreement	This framework agreement has been drawn up and signed in duplicate. The Borrower and the Bank each receive one copy.

CREDIT SUISSE AG		Eldista GmbH

/s/ Christophe Müller	/s/ Philipp Meier	/s/ Alex Hilman	/s/ Irit Weinberg	/s/ Thomas Erdin
Christophe Müller	Philipp Meier	Borrower’s signature	Borrower’s signature	Borrower’s signature

Zurich, September 28, 2011		Tel Aviv, 3.10.2011	Tel Aviv, 3.10.2011	Zurich, 5.10.2011
		Place and Date	Place and Date	Place and Date

Security Agreement
(still to be signed by the Borrower)
Deed of Assignment
(still to be signed by the Borrower)
General Conditions incl. Safe Custody Regulations

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